Exhibit 6.5

iPic – Gold Class Entertainment, LLC

 2017 EQUITY INCENTIVE PLAN

(Adopted as of December 21, 2017)

1.	Purpose.

The purpose of the Plan is to assist the Company with attracting, retaining, incentivizing and motivating officers and employees, consultants to, and non-employee directors providing services to, the Company and its Subsidiaries and to promote the success of the Company’s business by providing such participating individuals with a proprietary interest in the performance of the Company. The Company believes that this incentive program will cause participating officers, employees, consultants and non-employee directors to increase their interest in the welfare of the Company and its Subsidiaries and to align those interests with those of the unitholders of the Company and its Subsidiaries.

2.	Definitions.

For purposes of the Plan:

2.1. “Adjustment Event” shall have the meaning ascribed to such term in Section 13.1.

2.2. “Award” means, individually or collectively, a grant of an Option, Restricted Unit, a Phantom Unit, a Unit Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Unit Award or any or all of them.

2.3. “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

2.4. “Base Price” shall have the meaning ascribed to such term in Section 7.4.

2.5. “Board” means the Board of Directors of the Company.

2.6. “Cause” shall mean (a) if a Participant is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “Cause” is defined, the occurrence of any circumstances defined as “Cause” in such employment or severance agreement, or (b) if a Participant is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Cause” is defined, (i) the Participant’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the Participant may be subject, (ii) the Participant’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of the Subsidiaries or the performance of the Participant’s duties, (iii) the Participant’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary at which he or she is employed or provides services, or the Board or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which he or she is employed which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business or financial condition of the Company, (iv) the Participant’s violation of his or her employment, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Participant is subject, (v) the Participant’s deliberate and continued failure to perform his or her material duties to the Company or any of its Subsidiaries or (vi) the Participant’s violation of the Company’s code of business conduct and ethics or similar policy, as it may be amended from time to time.

2.7. “Change in Control” means the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person, immediately after which such Person first acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2.7(a), the acquisition of Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of the Effective Date are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common unitholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest;

(c) The consummation of:

(i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger in which:

(A) the unitholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

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(B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity or (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of Voting Securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s unitholders of the units of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of units Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.8. “Code” means the Internal Revenue Code of 1986, as amended.

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2.9. “Committee” means the Committee which administers the Plan as provided in Section 4.

2.10. “Company” means iPic – Gold Class Entertainment, LLC, a Delaware limited liability company, or any successor thereto.

2.11. “Company Reorganization” means the conversion, reorganization or restructuring of the Company such that following such conversion, reorganization or restructuring, the Company (or any successor thereto) that becomes the issuer of Awards under the Plan is a “parent corporation,” “subsidiary corporation” or “employer corporation” within the respective meanings set forth in meaning of Section 424 of the Code.

2.12. “Consultant” means any consultant or advisor, other than an Employee or Director, who is a natural person and who renders services to the Company or a Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13. “Corporate Transaction” means (a) a merger, consolidation, reorganization, recapitalization or other transaction or event having a similar effect on the Company’s units or (b) a Change in Control.

2.14. “Covered Employee” means, for any Performance Cycle:

(a) an Employee who:

(i) as of the beginning of the Performance Cycle is an officer subject to Section 16 of the Exchange Act, and

(ii) prior to determining Performance Objectives for the Performance Cycle pursuant to Section 10, the Committee designates as a Covered Employee for that Performance Cycle; provided that, if the Committee does not make the designation in clause (ii) for a Performance Cycle, all Employees described in clause (i) shall be deemed to be Covered Employees for purposes of this Plan, and

(b) any other Employee that the Committee designates as a Covered Employee for that Performance Cycle.

2.15. “Director” means a member of the Board.

2.16. “Disability” means, with respect to a Participant, a permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this Section 2.16, in the event any Award is considered to be “deferred compensation” as that term is defined under Section 409A and the terms of the Award are such that the definition of “disability” is required to comply with the requirements of Section 409A then, in lieu of the foregoing definition, the definition of “Disability” for purposes of such Award shall mean, with respect to a Participant, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

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2.17. “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.18. “Dividend Equivalent Right” means a right to receive cash or Units based on the value of dividends that are paid with respect to Units.

2.19. “Effective Date” means the date of the Plan’s approval by the Board, subject to the approval of the Company’s unitholders.

2.20. “Eligible Individual” means any Employee, Director or Consultant.

2.21. “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or any Subsidiary, or between the Company and any Subsidiaries.

2.22. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.23. “Fair Market Value” on any date means:

(a) if the Units are listed for trading on a national securities exchange, the closing price at the close of the primary trading session of the Units on the date of determination on the principal national securities exchange on which the Unit is listed or admitted to trading as officially quoted in the consolidated tape of transactions on such exchange or such other source as the Committee deems reliable for the applicable date, or if there has been no such closing price of the Units on such date, on the next preceding date on which there was such a closing price;

(b) if the Units are not listed for trading on a national securities exchange, the fair market value of the Units as determined in good faith by the Committee, and, if applicable, in accordance with Sections 409A and 422 of the Code.

2.24.  “Incentive Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Option.

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2.25.  “Nonemployee Director” means a Director of the Board who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.26. “Nonqualified Option” means an Option which is not an Incentive Option.

2.27. “Option” means a Nonqualified Option or an Incentive Option.

2.28. “Option Price” means the price at which a Unit may be purchased pursuant to an Option.

2.29.  “Parent” means any corporation which is a “parent corporation” (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.30. “Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

2.31. “Performance Awards” means Performance Phantom Units, Performance Units, Performance-Based Restricted Units or any or all of them.

2.32.  “Performance-Based Restricted Units” means Units issued or transferred to an Eligible Individual under Section 10.2.

2.33. “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.34. “Performance Objectives” means the objectives set forth in Section 10.3 for the purpose of determining, either alone or together with other conditions, the degree of payout and/or vesting of Performance Awards.

2.35. “Performance Phantom Units” means Performance Phantom Units granted to an Eligible Individual under Section 10.1(b).

2.36. “Performance Units” means Performance Units granted to an Eligible Individual under Section 10.1(a).

2.37. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) of the Exchange Act.

2.38. “Phantom Units” means rights granted to an Eligible Individual under Section 9.2 representing a number of hypothetical Units.

2.39. “Plan” means this iPic – Gold Class Entertainment, LLC 2017 Equity Incentive Plan, as amended from time to time.

2.40. “Plan Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board pursuant to Section 16 hereof.

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2.41.  “Restricted Units” means Units issued or transferred to an Eligible Individual pursuant to Section 9.1.

2.42.  “Section 409A” means Section 409A of Code, and all regulations, guidance, and other interpretative authority issued thereunder.

2.43. “Securities Act” means the Securities Act of 1933, as amended.

2.44.  “Subsidiary” means (a) except as provided in subsection (b) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company and (b) in relation to the eligibility to receive Awards other than Incentive Options and continued employment or the provision of services for purposes of Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns at least twenty-five percent (25%) of the outstanding equity or other ownership interests.

2.45. “Ten-Percent Holder” means an Eligible Individual who, at the time an Incentive Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) securities possessing more than ten percent (10%) of the total combined voting power of all classes of securities of the Company, a Parent or a Subsidiary.

2.46. “Termination”, “Terminated” or “Terminates” shall mean (a) with respect to a Participant who is an Employee, the date such Participant ceases to be employed by the Company and its Subsidiaries, for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency) (b) with respect to a Participant who is a Consultant, the date such Participant ceases to provide services to the Company and its Subsidiaries or (c) with respect to a Participant who is a Director, the date such Participant ceases to be a Director, in each case, for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency). Unless otherwise set forth in an Award Agreement, (a) if a Participant is both an Employee and a Director and terminates as an Employee but remains as a Director, the Participant will be deemed to have continued in employment without interruption and shall be deemed to have Terminated.

2.47. “UAR Payment Amount” shall have the meaning ascribed to such term in Section 7.4.

2.48. “Units” shall mean the Membership Units of the Company, and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, such units of the Company pursuant to a merger, consolidation, unit split, unit dividend or recapitalization of the Company or otherwise.

2.49. “Unit Appreciation Right” means a right to receive all or some portion of the increase, if any, in the value of the Units as provided in Section 7 hereof.

2.50. “Unit Award” means an Award of Units granted pursuant to Section 11.

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3.	Interpretive Principle.

Prior to a Company Conversion, any references herein to dividends shall be deemed to refer to distributions from the Company. Following a Company Reorganization, all references to “Units” herein shall refer to shares of the entity that is the issuer of Awards under the Plan.

4.	Administration.

4.1. Committee. The Plan shall be administered by a Committee appointed by the Board. The Committee shall consist of at least two Directors of the Board and may consist of the entire Board; provided, however, that if the Committee consists of less than the entire Board, then, with respect to any Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist solely of two or more Nonemployee Directors. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. The acts of a majority of the total membership of the Committee at any meeting, or the acts approved in writing by all of its members, shall be the acts of the Committee. All decisions and determinations by the Committee in the exercise of its powers hereunder shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other Persons having any interest therein.

4.2. Board Reservation and Delegation.

(a) The Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder. To the extent the Board has reserved to itself or exercises the authority and responsibility of the Committee, the Board shall be deemed to be acting as the Committee for purposes of the Plan and references to the Committee in the Plan shall be to the Board.

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(b) Subject to applicable law, the Board may delegate, in whole or in part, any of the authority of the Committee hereunder (subject to such limits as may be determined by the Board) to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Eligible Individuals who are not officers or directors of the Company or any of its Subsidiaries and who are not subject to Section 16 of the Exchange Act. To the extent that the Board delegates any such authority to make Awards as provided by this Section 4.2(b), all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate.

4.3. Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have all of the powers necessary to enable it to carry out its duties under the Plan, including, without limitation, the power from time to time to:

(a) determine those Eligible Individuals to whom Awards shall be granted under the Plan and determine the number of Units or amount of cash in respect of which each Award is granted, prescribe the terms and conditions (which need not be identical) of each such Award, including, (i) in the case of Options, the Option Price and the duration of the Option and (ii) in the case of Unit Appreciation Rights, the Base Price per Unit and the duration of the Unit Appreciation Right, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

(b) construe and interpret the Plan and the Awards granted hereunder, establish, amend and revoke rules, regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan, including, but not limited to, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective;

(c) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a Termination for purposes of the Plan;

(d) cancel, with the consent of the Participant, outstanding Awards or as otherwise permitted under the terms of the Plan;

(e) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f) generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

4.4. Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who receive, or are eligible to receive, Awards (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the Eligible Individuals to receive Awards under the Plan and the terms and provision of Awards under the Plan.

4.5. Non-U.S. Employees. Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may establish subplans, determine the terms and conditions of Awards, and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

4.6. Indemnification. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

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4.7. No Repricing of Options or Unit Appreciation Rights. The Committee shall have no authority to (i) make any adjustment (other than in connection with an Adjustment Event, a Corporate Transaction or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the Option Price of an Option or Base Price of a Unit Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants or other means, or (ii) cancel for cash or other consideration any Option whose Option Price is greater than the then Fair Market Value of a Unit or Unit Appreciation Right whose Base Price is greater than the then Fair Market Value of a Unit unless, in either case the Company’s unitholders shall have approved such adjustment, amendment or cancellation.

5.	Units Subject to the Plan; Grant Limitations.

5.1. Aggregate Number of Units Authorized for Issuance. Subject to any adjustment as provided in the Plan, the maximum number of Units that may be issued pursuant to Awards granted under the Plan shall not exceed 1,600,000 Units (subject to the automatic increases as set forth in Section 5.2), all of which may granted as Incentive Options (subject to the limitations set forth herein). The Units to be issued under the Plan may be, in whole or in part, authorized but unissued Units.

5.2. Automatic Unit Reserve Increase. The number of Units available for issuance under the Plan will be increased on the first day of each fiscal year beginning with the 2019 fiscal year, by a number of Units equal to three percent (3%) of the outstanding Units on the last day of the immediately preceding fiscal year.

5.3. Director Awards. With respect to Awards granted to a Director, the aggregate number of Units that may be issued pursuant to Awards granted under the Plan in any calendar year to an individual Director may not exceed that number of Units representing a Fair Market Value equal to the positive difference, if any, between $300,000 and the aggregate value of any annual cash retainer paid to the Director (excluding the value any chairperson retainer or fee and meeting fees received by a Director in respect of such calendar year).

5.4. Calculating Units Available. If an Award or any portion thereof that is granted under the Plan (i) expires or otherwise terminates without all of the Units covered by such Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Units), such expiration, termination or settlement will not reduce (or otherwise offset) the number of Units that may be available for issuance under the Plan. If any Units issued pursuant to an Award are forfeited and returned back to or reacquired by the Company because of the failure to meet a contingency or condition required to vest such Units in the Participant, then the Units that are forfeited or reacquired will again become available for issuance under the Plan. Any Units tendered or withheld (i) to pay the Option Price of an Option or (ii) to satisfy tax withholding obligations associated with an Award granted under this Plan shall not become available again for issuance under this Plan.

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6.	Options.

6.1. Authority of Committee. The Committee may grant Options to Eligible Individuals in accordance with the Plan, the terms and conditions of the grant of which shall be set forth in an Award Agreement. Incentive Options may be granted only to Eligible Individuals who are employees of the Company or any of its Subsidiaries on the date the Incentive Option is granted. Notwithstanding anything herein, no Incentive Options shall be issued under the Plan until following a Company Reorganization. Options shall be subject to the following terms and provisions:

6.2. Option Price. The Option Price or the manner in which the Option Price is to be determined shall be determined by the Committee and set forth in the Award Agreement; provided, however, that the Option Price shall not be less than the greater of (i) the par value of a Unit and (ii) 100% of the Fair Market Value of a Unit on the date the Option is granted (110% in the case of an Incentive Option granted to a Ten-Percent Holder).

6.3. Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided that an Incentive Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Option granted to a Ten-Percent Holder) and a Nonqualified Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, further, however, that unless the Committee provides otherwise, (i) an Option (other than an Incentive Option) may, upon the death of the Participant prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Participant’s death (but in no event beyond the date on which the Option otherwise would expire by its terms), and (ii) if, at the time an Option (other than an Incentive Option) would otherwise expire at the end of its term, the exercise of the Option is prohibited by applicable law or the Company’s insider trading policy, the term shall be extended until thirty (30) days after the prohibition no longer applies. The Committee may, subsequent to the granting of any Option, extend the period within which the Option may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Option could have been exercised and the 10th anniversary of the date of grant of the Option, except as otherwise provided herein in this Section 6.3.

6.4. Vesting. The Committee shall determine and set forth in the applicable Award Agreement the time or times at which an Option shall become vested and exercisable. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

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6.5. Limitations on Incentive Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Units with respect to which Incentive Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 6.5) are exercisable by a Participant for the first time during any calendar year exceeds $100,000, such Incentive Options shall be treated as Nonqualified Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Options shall be treated as Nonqualified Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Options.

6.6. Method of Exercise. The exercise of an Option shall be made only by giving notice in the form and to the Person designated by the Company, specifying the number of Units to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted. The Option Price for any Units purchased pursuant to the exercise of an Option shall be paid in any of, or any combination of, the following forms: (a) cash or its equivalent (e.g., a check), (b) if permitted by the Committee, the transfer, either actually or by attestation, to the Company of Units that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee, (c) through a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee or (d) in the form of other property as determined by the Committee. No fractional Units (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Units that may be purchased upon exercise shall be rounded down to the nearest number of whole Units.

6.7. Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Units subject to any Option unless and until (a) the Option shall have been exercised with respect to such Units pursuant to the terms of the applicable Award Agreement, (b) the Company shall have issued and delivered Units (whether or not certificated) to the Participant, a securities broker acting on behalf of the Participant or such other nominee of the Participant and (c) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a unitholder of record on the books of the Company. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Units, subject to such terms and conditions as may be set forth in the applicable Award Agreement.

6.8. Effect of Change in Control. Any specific terms applicable to an Option in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

7.	Unit Appreciation Rights.

7.1. Grant. The Committee may grant Unit Appreciation Rights to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. A Unit Appreciation Right may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option. Awards of Unit Appreciation Rights shall be subject to the following terms and provisions.

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7.2. Terms; Duration. Unit Appreciation Rights shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided, however, that unless the Committee provides otherwise, (i) a Unit Appreciation Right may, upon the death of the Participant prior to the expiration of the Award, be exercised for up to one (1) year following the date of the Participant’s death (but in no event beyond the date on which the Unit Appreciation Right otherwise would expire by its terms) and (ii) if, at the time a Unit Appreciation Right would otherwise expire at the end of its term, the exercise of the Unit Appreciation Right is prohibited by applicable law or the Company’s insider trading policy, the term shall be extended until thirty (30) days after the prohibition no longer applies. The Committee may, subsequent to the granting of any Unit Appreciation Right, extend the period within which the Unit Appreciation Right may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the earlier of the latest date on which the Unit Appreciation Right could have been exercised and the 10th anniversary of the date of grant of the Unit Appreciation Right, except as otherwise provided herein in this Section 7.2.

7.3. Vesting. The Committee shall determine and set forth in the applicable Award Agreement the time or times at which a Unit Appreciation Right shall become vested and exercisable. To the extent not exercised, vested installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Unit Appreciation Right expires. The Committee may accelerate the exercisability of any Unit Appreciation Right or portion thereof at any time.

7.4. Amount Payable. Upon exercise of a Unit Appreciation Right, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Unit on the last business day preceding the date of exercise of such Unit Appreciation Right over the Fair Market Value of a Unit on the date the Unit Appreciation Right was granted (the “Base Price”) by (ii) the number of Units as to which the Unit Appreciation Right is being exercised (the “UAR Payment Amount”). Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Unit Appreciation Right by including such a limit in the Award Agreement evidencing the Unit Appreciation Right at the time it is granted.

7.5. Method of Exercise. Unit Appreciation Rights shall be exercised by a Participant only by giving notice in the form and to the Person designated by the Company, specifying the number of Units with respect to which the Unit Appreciation Right is being exercised.

7.6. Form of Payment. Payment of the UAR Payment Amount may be made in the discretion of the Committee solely in whole Units having an aggregate Fair Market Value equal to the UAR Payment Amount, solely in cash or in a combination of cash and Units. If the Committee decides to make full payment in Units and the amount payable results in a fractional Unit, payment shall be rounded down to the nearest whole Unit.

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7.7. Effect of Change in Control. Any specific terms applicable to a Unit Appreciation Right in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

8.	Dividend Equivalent Rights.

The Committee may grant Dividend Equivalent Rights, either in tandem with an Award or as a separate Award, to Eligible Individuals in accordance with the Plan. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Award Agreement evidencing the Award. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or may be deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights is to be deferred, the Committee shall determine whether such amount is to be held in cash or reinvested in Units or deemed (notionally) to be reinvested in Units. Dividend Equivalent Rights may be settled in cash or Units or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

9.	Restricted Units; Phantom Units.

9.1. Restricted Units. The Committee may grant Awards of Restricted Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Award Agreements may require that an appropriate legend be placed on Unit certificates. With respect to Units in a book entry account in a Participant’s name, the Committee may cause appropriate stop transfer instructions to be delivered to the account custodian, administrator or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Restricted Units shall be subject to the following terms and provisions:

(a) Rights of Participant. Restricted Units granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Award Agreement evidencing the Award and any other documents which the Committee may require as a condition to the issuance of such Units. At the discretion of the Committee, Units issued in connection with an Award of Restricted Units may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon the issuance of the Units, the Participant shall have all of the rights of a unitholder with respect to such Units, including the right to vote the Units and to receive all dividends or other distributions paid or made with respect to the Units.

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(b) Terms and Conditions. Each Award Agreement shall specify the number of Restricted Units to which it relates, the conditions which must be satisfied in order for the Restricted Units to vest and the circumstances under which the Award will be forfeited.

(c) Delivery of Units. Upon the lapse of the restrictions on Restricted Units, the Committee shall cause a unit certificate or evidence of book entry Units to be delivered to the Participant with respect to such Units of Restricted Units, free of all restrictions hereunder.

(d) Treatment of Dividends. At the time an Award of Restricted Units is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Units by the Company shall be paid currently or instead shall be (i) deferred until the lapsing of the restrictions imposed upon such Units and (ii) held by the Company for the account of the Participant until such time; provided, however, that a dividend payable in respect of Restricted Units that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Units with respect to which such dividends are payable. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Units (which shall be held as additional Restricted Units) or held in cash. Payment of deferred dividends in respect of Restricted Units (whether held in cash or as additional Restricted Units), shall be made upon the lapsing of restrictions imposed on the Units in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Restricted Units shall be forfeited upon the forfeiture of such Units.

(e) Effect of Change in Control. Any specific terms applicable to Restricted Units in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

9.2. Phantom Units. The Committee may grant Awards of Phantom Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each such Award Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Phantom Units shall be subject to the following terms and provisions:

(a) Payment of Awards. Each Phantom Unit shall represent the right of the Participant to receive one Unit upon vesting of the Phantom Unit or on any later date specified by the Committee; provided, however, that the Committee may provide for the settlement of Phantom Units in cash equal to the Fair Market Value of the Units that would otherwise be delivered to the Participant (determined as of the date the Units would have been delivered), or a combination of cash and Units. The Committee may, at the time a Phantom Unit is granted, provide a limitation on the amount payable in respect of each Phantom Unit.

(b) Effect of Change in Control. Any specific terms applicable to Phantom Units in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

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10.	Performance Awards.

10.1. Performance Units and Performance Phantom Units. The Committee may grant Awards of Performance Units and/or Performance Phantom Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Awards of Performance Units and Performance Phantom Units shall be subject to the following terms and provisions:

(a) Performance Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee (including without limitation, a continued employment requirement following the end of the applicable Performance Cycle), represent the right to receive payment as provided in Sections 10.1(c) and (d) of the specified dollar amount or a percentage or multiple of the specified dollar amount depending on the level of Performance Objective attained. The Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit.

(b) Performance Phantom Units. Performance Phantom Units shall be denominated in Units and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee, (including without limitation, a continued employment requirement following the end of the applicable Performance Cycle), represent the right to receive payment as provided in Sections 10.1(c) and (d) of the Fair Market Value of a Unit on the date the Performance Phantom Unit became vested or any other date specified by the Committee. The Committee may at the time a Performance Phantom Unit is granted specify a maximum amount payable in respect of a vested Performance Phantom Unit.

(c) Terms and Conditions; Vesting and Forfeiture. Each Award Agreement shall specify the number of Performance Units or Performance Phantom Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance Units or Performance Phantom Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited.

(d) Payment of Awards. Subject to Section 10.3(c), payment to Participants in respect of vested Performance Units and Performance Phantom Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates or at such other time or times as the Committee may determine that the Award has become vested. Such payments may be made entirely in Units valued at their Fair Market Value, entirely in cash or in such combination of Units and cash as the Committee in its discretion shall determine at any time prior to such payment.

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10.2. Performance-Based Restricted Units. The Committee, may grant Awards of Performance-Based Restricted Units to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. Each Award Agreement may require that an appropriate legend be placed on Unit certificates. With respect to Units in a book entry account in a Participant’s name, the Committee may cause appropriate stop transfer instructions to be delivered to the account custodian, administrator or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Performance-Based Restricted Units shall be subject to the following terms and provisions:

(a) Rights of Participant. Performance-Based Restricted Units shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted or at such other time or times as the Committee may determine; provided, however, that no Performance-Based Restricted Units shall be issued until the Participant has executed an Award Agreement evidencing the Award, and any other documents which the Committee may require as a condition to the issuance of such Performance-Based Restricted Units. At the discretion of the Committee, Units issued in connection with an Award of Performance-Based Restricted Units may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon issuance of the Units, the Participant shall have all of the rights of a unitholder with respect to such Units, including the right to vote the Units and to receive all dividends or other distributions paid or made with respect to the Units.

(b) Terms and Conditions. Each Award Agreement shall specify the number of Units of Performance-Based Restricted Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance-Based Restricted Units to vest, the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited.

(c) Treatment of Dividends. At the time the Award of Performance-Based Restricted Units is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on Units represented by such Award which have been issued by the Company to the Participant shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance-Based Restricted Units and (ii) held by the Company for the account of the Participant until such time; provided, however, that a dividend payable in respect of Performance-Based Restricted Units shall be subject to restrictions and risk of forfeiture to the same extent as the Performance-Based Restricted Units with respect to which such dividends are payable. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Units (which shall be held as additional Units of Performance-Based Restricted Units) or held in cash. Payment of deferred dividends in respect of Units of Performance-Based Restricted Units (whether held in cash or in additional Units of Performance-Based Restricted Units) shall be made upon the lapsing of restrictions imposed on the Performance-Based Restricted Units in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Performance-Based Restricted Units shall be forfeited upon the forfeiture of such Performance-Based Restricted Units.

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(d) Delivery of Units. Upon the lapse of the restrictions on Performance-Based Restricted Units awarded hereunder, the Committee shall cause a unit certificate or evidence of book entry Units to be delivered to the Participant with respect to such Units, free of all restrictions hereunder.

10.3. Performance Objectives.

(a) Establishment. With respect to any Performance Awards, Performance Objectives for Performance Awards may be expressed in terms of: (i) net earnings; (ii) earnings per unit; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent; (x) unit price (including, but not limited to growth measures and total unitholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) revenue mix; (xix) operating efficiency; (xx) product diversification; (xxi) market penetration; (xxii) measurable achievement in quality, operation or compliance initiatives; (xxiii) quarterly dividends or distributions; (xxiv) employee retention or turnover; (xxv) any combination of or a specified increase in any of the foregoing; or (xxvi) any other performance criteria as may be established by the Committee. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

(b) Effect of Certain Events. The Committee may, at the time the Performance Objectives in respect of a Performance Award are established, provide for the manner in which performance will be measured against the Performance Objectives to reflect the impact of specified events, including any one or more of the following with respect to the Performance Period (i) the gain, loss, income or expense resulting from changes in accounting principles or tax laws that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; or (v) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Committee at the time the Performance Objectives are established. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

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(c) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied. In respect of a Performance Award, the Committee may, in its sole discretion, (i) reduce the amount of cash paid or number of Units to be issued or that have been issued and that become vested or on which restrictions lapse, and/or (ii) establish rules and procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that otherwise would be payable under an Award granted under this Section 10. The Committee may exercise such discretion in a non-uniform manner among Participants. ..

(d) Effect of Change in Control. Any specific terms applicable to a Performance Award in the event of a Change in Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

11.	Unit Awards.

The Committee may grant a Unit Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Unit Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

12.	Effect of Termination of Employment; Transferability.

12.1. Termination. The Award Agreement evidencing the grant of each Award shall set forth the terms and conditions applicable to such Award upon Termination, which shall be as the Committee may, in its discretion, determine at the time the Award is granted or at anytime thereafter.

12.2. Transferability of Awards and Units.

(a) Non-Transferability of Awards. Except as set forth in Section 12.2(c) or (d) or as otherwise permitted by the Committee and as set forth in the applicable Award Agreement, either at the time of grant or at anytime thereafter, no Award (other than Restricted Units or Performance-Based Restricted Units with respect to which the restrictions have lapsed) shall be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this Section 12.2 shall be null and void.

(b) Restrictions on Units. The Committee may impose such restrictions on any Units acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Units are then listed or traded and restrictions under any blue sky or state securities laws applicable to such Units.

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(c) Transfers By Will or by Laws of Descent or Distribution. Any Award may be transferred by will or by the laws of descent or distribution; provided, however, that (i) any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Agreement; and (ii) the Participant’s estate or beneficiary appointed in accordance with this Section 12.2(c) will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(d) Beneficiary Designation. To the extent permitted by applicable law, the Company may from time to time permit each Participant to name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Participant under any Award granted under the Plan in the event of the Participant’s death before he or she receives any or all of such benefit or exercises such Award. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation or if any such designation is not effective under applicable law as determined by the Committee, benefits under Awards remaining unpaid at the Participant’s death and rights to be exercised following the Participant’s death shall be paid to or exercised by the Participant’s estate.

13.	Adjustment upon Changes in Capitalization.

13.1. In the event that (a) the outstanding Units are changed into or exchanged for a different number or kind of Units or other units or securities or other equity interests of the Company or another corporation or entity, whether through merger, consolidation, reorganization, recapitalization, reclassification, unit dividend, unit split, reverse unit split, substitution or other similar corporate event or transaction or (b) there is an extraordinary dividend or distribution by the Company in respect of its Units or other capital stock or securities convertible into capital stock in cash, securities or other property (any event described in (a) or (b), an “Adjustment Event”), the Committee shall determine the appropriate adjustments to (i) the maximum number and kind of units or other securities or other equity interests as to which Awards may be granted under the Plan, (ii) the maximum number and class of Units or other stock or securities that may be issued upon exercise of Incentive Options, (iii) the number and kind of Units or other securities covered by any or all outstanding Awards that have been granted under the Plan, (iv) the Option Price of outstanding Options and the Base Price of outstanding Unit Appreciation Rights, and (v) the Performance Objectives applicable to outstanding Performance Awards.

13.2. Any such adjustment in the Units or other stock or securities (a) subject to outstanding Incentive Options (including any adjustments in the exercise price) shall be made in a manner intended not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code and (b) with respect to any Award that is not subject to Section 409A, in a manner intended not to subject the Award to Section 409A and, with respect to any Award that is subject to Section 409A, in a manner intended to comply with Section 409A.

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13.3. If, by reason of an Adjustment Event, pursuant to an Award, a Participant shall be entitled to, or shall be entitled to exercise an Award with respect to, new, additional or different units or securities of the Company or any other corporation, such new, additional or different units shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Units subject to the Award prior to such Adjustment Event, as may be adjusted in connection with such Adjustment Event in accordance with this Section 13.

14.	Effect of Certain Transactions.

14.1. Except as otherwise provided in the applicable Award Agreement, in connection a Corporate Transaction, either:

(a) outstanding Awards shall, unless otherwise provided in connection with the Corporate Transaction, continue following the Corporate Transaction and shall be adjusted if and as provided for in the agreement or plan (in the case of a liquidation or dissolution) entered into or adopted in connection with the Corporate Transaction (the “Transaction Agreement”), which may include, in the sole discretion of the Committee or the parties to the Corporate Transaction, the assumption or continuation of such Awards by, or the substitution for such Awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of units or other securities or property subject to such new awards, exercise prices and other terms of such new awards as the Committee or the parties to the Corporate Transaction shall agree, or

(b) outstanding Awards shall terminate upon the consummation of the Corporate Transaction; provided, however, that vested Awards shall not be terminated without:

(i) in the case of vested Options and Unit Appreciation Rights (including those Options and Unit Appreciation Rights that would become vested upon the consummation of the Corporate Transaction), (1) providing the holders of affected Options and Unit Appreciation Rights a period of at least fifteen (15) calendar days prior to the date of the consummation of the Corporate Transaction to exercise the Options and Unit Appreciation Rights, or (2) providing the holders of affected Options and Unit Appreciation Rights payment (in cash or other consideration upon or immediately following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A, on a deferred basis) in respect of each Unit covered by the Option or Unit Appreciation Rights being cancelled an amount equal to the excess, if any, of the per Unit consideration to be paid or distributed to unitholders in the Corporate Transaction (the value of any non-cash consideration, if not otherwise distributed to the Participant, to be determined by the Committee in good faith) over the Option Price of the Option or the Base Price of the Unit Appreciation Rights, or

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(ii) in the case of vested Awards other than Options or Unit Appreciation Rights (including those Awards that would become vested upon the consummation of the Corporate Transaction), providing the holders of affected Awards payment (in cash or other consideration upon or immediately following the consummation of the Corporate Transaction, or, to the extent permitted by Section 409A, on a deferred basis) in respect of each Unit covered by the Award being cancelled of the per Unit consideration to be paid or distributed to unitholders in the Corporate Transaction, in each case with the value of any non-cash consideration, if not otherwise distributed to the Participant, to be determined by the Committee in good faith.

(c) For the avoidance of doubt, if the amount determined pursuant to clause (b)(i)(2) above is zero or less, the affected Option or Unit Appreciation Rights may be terminated without any payment therefor.

14.2. Without limiting the generality of the foregoing or being construed as requiring any such action, in connection with any such Corporate Transaction the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to any Corporate Transaction (and any such action may be made contingent upon the occurrence of the Corporate Transaction):

(a) cause any or all unvested Options and Unit Appreciation Rights to become fully vested and immediately exercisable (as applicable) and/or provide the holders of such Options and Unit Appreciation Rights a reasonable period of time prior to the date of the consummation of the Corporate Transaction to exercise the Options and Unit Appreciation Rights;

(b) with respect to unvested Options and Unit Appreciation Rights that are terminated in connection with the Corporate Transaction, provide to the holders thereof a payment (in cash and/or other consideration) in respect of each Unit covered by the Option or Unit Appreciation Right being terminated in an amount equal to all or a portion of the excess, if any, of the per Unit consideration to be paid or distributed to unitholders in the Corporate Transaction (the value of any non-cash consideration, if not otherwise distributed to the Participant, to be determined by the Committee in good faith) over the exercise price of the Option or the Base Price of the Unit Appreciation Right, which may, to the extent permitted by Section 409A, be paid in accordance with the vesting schedule of the Award as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or at such other time or times as the Committee may determine;

(c) with respect to unvested Awards (other than Options or Unit Appreciation Rights) that are terminated in connection with the Corporate Transaction, provide to the holders thereof a payment (in cash and/or other consideration) in respect of each Unit covered by the Award being terminated in an amount equal to all or a portion of the per Unit consideration to be paid or distributed to unitholders in the Corporate Transaction (the value of any non-cash consideration, if not otherwise distributed to the Participant, to be determined by the Committee in good faith), which may, to the extent permitted by Section 409A, be paid in accordance with the vesting schedule of the Award as set forth in the applicable Award Agreement, upon the consummation of the Corporate Transaction or at such other time or times as the Committee may determine.

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(d) For the avoidance of doubt, if the amount determined pursuant to clause (b) above is zero or less, the affected Option or Unit Appreciation Rights may be terminated without any payment therefor.

14.3. Notwithstanding anything to the contrary in this Plan or any Agreement,

(a) the Committee may, in its sole discretion, provide in the Transaction Agreement or otherwise for different treatment for different Awards or Awards held by different Participants and, where alternative treatment is available for a Participant’s Awards, may allow the Participant to choose which treatment shall apply to such Participant's Awards;

(b) any action permitted under this Section 14 may be taken without the need for the consent of any Participant. To the extent a Corporate Transaction also constitutes an Adjustment Event and action is taken pursuant to this Section 14 with respect to an outstanding Award, such action shall conclusively determine the treatment of such Award in connection with such Corporate Transaction notwithstanding any provision of the Plan to the contrary (including Section 13).

(c) to the extent the Committee chooses to make payments to affected Participants pursuant to Section 14.1(b)(i)(2) or (ii) or Section 14.2(b) or (c) above, any Participant who has not returned any letter of transmittal or similar acknowledgment that the Committee requires be signed in connection with such payment within the time period established by the Committee for returning any such letter or similar acknowledgement shall forfeit his or her right to any payment and his or her associated Awards may be cancelled without any payment therefor.

15.	Interpretation.

15.1. Section 16 Compliance. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act (to the extent applicable) and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

15.2. Compliance with Section 409A. All Awards granted under the Plan are intended either not to be subject to Section 409A or, if subject to Section 409A, to be administered, operated and construed in compliance with Section 409A. Notwithstanding this or any other provision of the Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Award) to cause the Plan or any Award granted hereunder to comply with Section 409A and all regulations and other guidance issued thereunder or to not be subject to Section 409A. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.Term; Plan Termination and Amendment of the Plan; Modification of Awards.

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15.3. Term. The Plan shall terminate on the Plan Termination Date and no Award shall be granted after that date. The applicable terms of the Plan and any terms and conditions applicable to Awards granted prior to the Plan Termination Date shall survive the termination of the Plan and continue to apply to such Awards.

15.4. Plan Amendment or Plan Termination. The Board may earlier terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a) except as otherwise provided in Section 15.2, no such amendment, modification, suspension or termination shall materially and adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Units which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under any applicable law, regulation or exchange requirement or as provided in Section 4.7, no other amendment shall be effective unless approved by the unitholders of the Company in accordance with applicable law, regulation or exchange requirement.

15.5. Modification of Awards. No modification of an Award shall materially and adversely alter or impair any rights or obligations under the Award without the consent of the Participant.

16.	Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.	Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Award other than at the sole discretion of the Committee;

(b) limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of or the provision of services by any person at any time;

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(c) be evidence of any agreement or understanding, express or implied, that the Company will pay any person at any particular rate of compensation or for any particular period of time; or

(d) be evidence of any agreement or understanding, express or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18.	Regulations and Other Approvals; Governing Law.

18.1. Governing Law. Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2. Compliance with Law.

(a) The obligation of the Company to sell or deliver Units with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Eligible Individuals granted Incentive Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

(c) Each grant of an Award and the issuance of Units or other settlement of the Award is subject to compliance with all applicable federal, state and foreign law. Further, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Units issuable pursuant to the Plan is required by any securities exchange or under any federal, state or foreign law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Units, no Awards shall be or shall be deemed to be granted or payment made or Units issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any person exercising an Option or receiving Units in connection with any other Award shall make such representations and agreements and furnish such information as the Board or Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

18.3. Transfers of Plan Acquired Units. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, in the event that the disposition of Units acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Units shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Units pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Units, to represent and warrant to the Company in writing that the Units acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Units shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

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19.	Miscellaneous.

19.1. Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards as the Committee may provide. If required by the Committee, an Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.

19.2. Forfeiture Events; Clawback. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Award. Without limiting the generality of the foregoing, any Award under the Plan shall be subject to the terms of any clawback policy maintained by the Company or as required by law, as it may be amended from time to time.

19.3. Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan, either in addition to or, subject to Section 4.7, in substitution for one or more Awards previously granted to that Eligible Individual.

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19.4. Withholding of Taxes. The Company or any of its Subsidiaries may withhold from any payment of cash or Units to a Participant or other Person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant, exercise, vesting or settlement of any Award under the Plan. The Company or any of its Subsidiaries shall have the right to require the payment of any such taxes or to withhold from wages or other amounts otherwise payable to a Participant or other Person, and require that the Participant or other Person furnish all information deemed necessary by the Company or any of its Subsidiaries to meet any tax reporting obligation as a condition to exercise or before making any payment or the issuance or release of any Units pursuant to an Award. If the Participant or other Person shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or other Person or to take such other action as may be necessary to satisfy such withholding obligations. If specified in an Award Agreement at the time of grant or otherwise approved by the Committee in its sole discretion, a Participant may, in satisfaction of his or her obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Award, elect to (i) make a cash payment to the Company, (ii) have withheld a portion of the Units then issuable to him or her or the cash otherwise payable to him or her pursuant to an Award or (iii) deliver Units owned by the Participant prior to the exercise, vesting or other settlement of an Award, in each case having an aggregate Fair Market Value equal to the withholding taxes. To the extent that Units are used to satisfy withholding obligations of a Participant pursuant to this Section 20.4 (whether previously-owned Units or Units withheld from an Award), they may only be used to satisfy the minimum tax withholding required by law (or such other amount as will not have any adverse accounting impact as determined by the Committee).

19.5. Disposition of ISO Units. The provisions of this Section 20.5 shall apply only following a Company Reorganization. If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Unit or Units issued to such Participant pursuant to the exercise of an Incentive Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Unit or Units to the Participant pursuant to such exercise, the Participant shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.6. Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Units to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Award granted under the Plan.

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